Exhibit 10.21
[Letterhead of Bentley Pharmaceuticals, Inc.]
March 17, 2008
Richard P. Lindsay
Dear Richard:
This letter is intended to confirm our agreement regarding amendments to the terms of your Employment Agreement dated as of September 11, 2006 with Bentley Pharmaceuticals, Inc. (the “Employment Agreement”). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Employment Agreement.
The Employment Agreement will be amended by the following terms (and to the extent there is any inconsistency between these terms and the Employment Agreement, the terms of this letter shall control):
1.	Subsection 9(b) of the Employment Agreement is replaced in its entirety by the following:
“The Employee may terminate his employment at any time within 12 months after a Change in Control if during such 12-month period any of the following events has occurred:
i.	A material diminution of the Employee’s authority, duties, or responsibilities,

ii.	a material breach of Employer’s obligations pursuant to this Agreement;

iii.	the Employer requires Employee to move Employee’s primary place of employment to a location more than 30 miles from Employer’s primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course); or

iv.	a material diminution in the Employee’s Monthly Base Salary without the prior written consent of the Employee;
provided that in the case of clause i. through iv. such event or condition continues uncured for 30 days after Employee gives Employer notice of such event or condition within 90 days of its initial existence.
An election by the Employee to terminate his employment following a Change in Control for any of the reasons set forth above shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer’s employee benefit plans and arrangements. The Employee’s continued employment with the Employer for any period of time during the Term of this Agreement after a Change in Control

March 17, 2008

shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this Section 9(b).
If the Employer terminates the Employee without cause pursuant to Section 8(a) hereof within twelve (12) months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9(b) and Employee shall have the right to the compensation set forth in Section 9(c) instead of the compensation set forth in Section 8(a). In addition, in the event of such termination, the Employee shall continue to have the obligations provided for in Sections 11 and 12 hereof.”
2.	Subsection 9(c)(i) of the Employment Agreement is replaced in its entirety by the following:
“i. the Employee shall be paid in a lump sum, in cash, within thirty (30) days after termination of employment or such later date on which the revocation period for the release contemplated by Section 17 expires, severance pay in an amount equal to two (2) times (A) the average of his aggregate annual compensation paid by the Employer during the two prior calendar years (including base salary and bonuses, if any), which in the case of calendar year 2006 shall be the aggregate annualized amount of $215,000; provided, however, that the obligations in this clause (i) shall terminate if such release has not been delivered within sixty (60) days after such termination.”
3.	The following clause is added to the last sentence of Section 17 of the Employment Agreement:
“and the Employer may delay any such future payment until after expiration of the period during which the Employee may revoke the Release in accordance with its terms”
4.	In order to further confirm compliance with regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):
a)	Any claims for reimbursement under clause (iii) of subsection 9(c) of the Employment Agreement shall be submitted by you within ten (10) business days of payment by you of any COBRA payments and reimbursement paid to you within ten (10) business days of submission.

b)	Notwithstanding any provision in this letter or the Employment Agreement to the contrary, if the payment of any compensation or benefit under this letter or the Employment Agreement (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that you would otherwise be entitled to during the first six months following the date of your termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months and one day after the date of your

March 17, 2008

termination of employment (or if such date does not fall on a business day of the Employer, the next following business day of the Employer), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.
5.	In addition to the foregoing, and notwithstanding any provision in the Employment Agreement or this letter to the contrary, if, in connection with a Change in Control, a tax under Section 4999 of the Code (the “Excise Tax”) would be imposed on the Employee (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then any payments the Employee is entitled to under the Employment Agreement or any other payments to the Employee that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, shall be reduced or delayed, as the Employer determines appropriate, to the minimum extent necessary, so that no Excise Tax would be imposed on the Employee. All determinations required to be made hereunder shall be made by the Employer in its sole discretion.
If the foregoing accurately sets forth your understanding of our agreement, please confirm your agreement by signing below on the enclosed copy of this letter and returning the signed copy to me.
Very truly yours,
BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy James R. Murphy Chief Executive Officer
AGREED:
/s/ Richard P. Lindsay
Richard P. Lindsay, individually